Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 14, 2025, relating to the financial statements of Bread Financial Holdings, Inc. and the effectiveness of Bread Financial Holdings, Inc’s. internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bread Financial Holdings, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Columbus, Ohio

November 17, 2025